Mail Stop 3561

							August 5, 2005

By U.S. Mail

Mr. Man Keung Wai, Chief Executive Officer
CHINAWE.COM, INC.
Room 7, 13/F, Block A
Fuk Keung Industrial Building
66-68 Tong Mi Road
Kowloon, Hong Kong

	Re:	Chinawe.com, Inc.
Report on Form 10-KSB (fiscal year ended December 31, 2004)
		File No. 0-29169

Dear Mr. Wai:

	We have completed our review of your Form 10-KSB and have no further comments at this time.

      Sincerely,



								David R. Humphrey
								Accounting Branch Chief

c/o:	Mr. Joel I. Frank, Esq.
	Hartman & Craven LLP
	via Facsimile (212) 688 - 2870

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